Exhibit 99.1

SAMSON OIL & GAS LIMITED

ABN: 25 009 069 005

INTERIM FINANCIAL REPORT

31 December 2015

SAMSON OIL & GAS LIMITED

Table of Contents

Corporate Information	1

Directors’ Report	2

Consolidated Statement of Profit or Loss and Other Comprehensive Income	6

Consolidated Balance Sheet	7

Consolidated Cash Flow Statement	8

Consolidated Statement of Changes in Equity	9

Notes to the Half-Year Financial Statements	10

Directors’ Declaration	21

Auditor’s Independence Declaration	22

Independent Auditor’s Review Report	23

SAMSON OIL & GAS LIMITED

Corporate Information

Directors	Bankers
P. Hill (Chairman)	Bank of New Zealand Australia
T. Barr (Managing Director)	Perth, WA, 6000
G. Channon*
D. Rakich*
Bank of the West
1000 North Summit Boulevard
Secretary	Frisco, CO 80443
D. Rakich*

Registered Office & Business Address	Solicitors
Level 16, AMP Building	Squire Sanders
140 St Georges Terrace	152-158 St Georges Terrace
Perth, WA, 6000	Perth, WA, 6000
Telephone: +61 8 9220 9830
Facsimile: +61 8 9220 9820

OPERATIONS OFFICE – DENVER	Auditors
1331 17th Street, Suite 710	RSM Australia Partners
Denver, CO, 80202	8 St Georges Terrace
Telephone: +1 303 295 0344	Perth, WA, 6000
Facsimile: +1 303 295 1961

SHARE REGISTRY	Stock Exchange
Security Transfer Registrars Pty Ltd	Australian Stock Exchange Limited
770 Canning Highway	Code: SSN
Applecross, WA, 6153
Telephone: +61 8 9315 2333	NYSE Mkt US
Facsimile: +61 8 9315 2233	Code: SSN

Australian Company Number	Australian Business Number
009 069 005	25 009 069 005

* denotes Australian resident.

SAMSON OIL & GAS LIMITED

Directors’ Report

Your directors submit their report on Samson Oil & Gas Limited and its controlled entities (the “Consolidated Entity”) for the half-year ended 31 December 2015. All amounts are in United States Dollars (US$), unless otherwise indicated.

Directors

The names of the company’s directors in office during the half-year and until the date of this report are as follows. Directors were in office for this entire period unless otherwise stated.

Mr Terence Maxwell Barr – Managing Director

Dr Peter Hill – Chairman (appointed 27 January 2016)

Mr Greg Channon* (appointed 27 January 2016)

Mr Denis Rakich* (appointed 27 January 2016)

Dr Victor Rudenno* - Chairman (resigned 27 January 2016)

Mr Keith Skipper* (retired 29 October 2015)

Dr DeAnn Craig (resigned 27 January 2016)

Mr Neil Fearis* (appointed 4 November 2015, resigned 3 February 2016)

Mr Gene McColley (resigned 6 August 2015)

* denotes Australian resident

Principal Activities

The principal continuing activities during the half-year of entities within the Consolidated Entity were oil and gas exploration, development and production in the United States of America.

Review and Results of Operations

The Consolidated Entity’s net loss after tax for the half-year was $15.9 million compared to a loss of $18.0 million for the half-year ended 31 December 2014. The net loss in the current year relates in part to exploration expense, which includes exploration written off of $4.2 million. The exploration expense written off relates to costs previously capitalised primarily in relation to our Hawke Springs field in Wyoming. Work has continued in this project throughout the period, however given the significant deterioration in global oil prices seen during the period make it unlikely that further work will be completed in this project area.

During the period, the Consolidated Entity also recognised an impairment expense of $9.8 million. $8.9 million in impairment relates to the North Stockyard field and $0.6 million to the Rainbow field, both in North Dakota. $0.2 million relates to our State GC project in New Mexico. The remaining $0.1 million relates to other fields in Wyoming. The impairment is primarily as a result of the significant decline in the global oil price. The North Stockyard and Rainbow fields, continue to meet production expectations.

Acquisition:

Foreman Butte Project, North Dakota and Montana

On 31 December 2015, the Consolidated Entity entered into a contract to acquire a parcel of oil and gas leases, producing oil and gas wells, currently shut-in wells and associated facilities in North Dakota and Montana for a cash price of $16.5 million. A cash deposit of $0.5 million was paid on this day. This deposit is only refundable if certain title or environmental issues are identified.

The Consolidated Entity has reached financing terms with respect to this acquisition and the parties are proceeding towards documentation.

Closing of this transaction is expected to be completed prior to 31 March 2016.

SAMSON OIL & GAS LIMITED

Directors’ Report

Operational:

North Stockyard Oilfield

No new wells were drilled during the six months ended December 31, 2015 in the North Stockyard field. Production from the North Stockyard field was 104,368 barrels of oil and 144,869 mcf of gas during the six months ended 31 December 2015.

Total production for the six months ended 31 December 2015, from all properties was 113,123 barrels of oil and 183,413 mcf of gas.

Exploration:

Hawk Springs Project, Goshen County, Wyoming

Bluff #1-11 well

Samson 37.5% BPO Working Interest in the 1st Bluff Prospect well

The Bluff Prospect, in Samson’s Hawk Spring project in Goshen County, Wyoming commenced drilling June 2014 to test multiple targets in the Permian and Pennsylvanian sections. The well reached a total depth of 9,000 feet after intersecting the pre-Cambrian basement. Various oil shows were observed in the Cretaceous, Jurassic, Permian and Pennsylvanian intervals while drilling.

Detailed analysis of the Permian target zone proved that it was the source of the nitrogen gas that was seen while drilling the well. The presence of nitrogen in the Permian target zone validates the trap in the Bluff prospect and has the potential to host an oil leg below the gas cap. This data led the partners to make the decision to complete the Permian target sand.

The Permian target sand was flow tested at a rate of 8 MMcf/D on a 21/64 inch choke during a 40 hour flow test and then shut-in for a 10 day build-up using down-hole gauges. The buildup data has determined that the original reservoir pressure within the 9500 foot sand is 3,459 pounds per square inch. A chromatographic analysis of the gas samples indicated that the majority of the gas was composed of nitrogen (97.5%), with some helium (0.15%), carbon dioxide (0.15%), and the rest hydrocarbons (2.2%). A pressure transient analysis has confirmed that the 9500 foot sand is highly permeable and also identified a movable fluid boundary (oil or water) downdip of the well. Isotope Geochemistry analysis of the gas samples, has identified the source of the nitrogen, which is from a post-mature organic kerogen in the black shales of the Pennsylvanian section. The hydrocarbons in the samples are mixed thermogenic post mature gases generated in the wet gas/condensate window. All of the gathered evidence supports the theory that the fluid below the gas cap is likely to be oil. The gas-fluid interface has been identified through the integration of the pressure transient test data with newly processed inverted seismic data.

The extended flow test on the Bluff #1-11 well has been concluded. The Permian Hartville sand (from 7738 feet-7756 feet) produced 1.2 BCF of nitrogen gas during a 100 day flow test. The goals of the test were to determine the reservoir drive mechanism and the type of fluid (oil or water, which was identified from the pressure transient analysis and seismic inversion data) beneath the nitrogen gas cap. From the pressure transient analysis data, the Consolidated Entity has forecasted that it would take another year and half before the water or oil leg could be seen at the well. The gas/fluid contact moved 180 feet over the 100 day flow test period and would have to move another 420 feet to eventually reach the wellbore. Due to this lack of movement, the well has been shut in to monitor the pressure build-up which can hopefully determine if there is any continuing fluid movement in the reservoir. If the pressure builds back up to the original bottom hole pressure, the Consolidated Entity may be able to determine that the drive mechanism is an active water drive at which point it may be worth opening the well up again to flow and look for an oil leg. If the bottom hole reservoir pressures remain low after the build-up, the Permian Hartville zone will be abandoned and additional recompletions will occur in the uphole zones where other hydrocarbon shows were observed.

Following the continued degradation in the oil price, $1.4 million, representing all current costs associated with this well have been written off during the period ended 31 December 2015. The review of the pressure buildup is expected to be completed by mid-year 2016 however additional costs are not expected to be incurred with respect to this well unless a sustained recovery in the oil price is observed.

SAMSON OIL & GAS LIMITED

Directors’ Report

Spirit of America US34 #2-29 well

Samson 100% Working Interest

In an effort to establish continuous production from the Muddy Formation, the tubing in the SOA 1-29 well was perforated 120 feet above the packer in September 2015 in order to establish tubing and casing annulus communication. Two feet of perforations (7650 feet -7652 feet) were shot with four shots per foot (eight shots fired in all). During October 2015, the well underwent a swabbing operation to remove a full column of fluid from the wellbore to allow the well to flow freely. Subsequent to this operation, the well failed to produce economic quantities of hydrocarbons and no further work is planned with respect to this well bore. $0.4 million in expense was written off to dry hole costs in relation to this well during the period ended 31 December 2015.

South Prairie Project, North Dakota

Mississippian Mission Canyon Formation, Williston Basin

Samson 25% working interest

The Consolidated Entity has a 25% working interest in 25,590 net acres located on the eastern flank of the Williston Basin in North Dakota. The first well of the project, the Matson #3-1 well was drilled and determined to be a dry hole and was plugged and abandoned in the prior year.

In June 2015, the Consolidated Entity elected to participate in its proportionate 25% working interest in 900 net acres in the Birch prospect. The target zone is the Wayne zone of the Mississippian Mission Canyon Formation to be found at an expected depth of 4,800 feet, measured depth.  The Consolidated Entity participated at its proportionate 25% working interest in the drilling of the Badger #1 well in Section 29 of Township 157N, Range 81W in Ward County, North Dakota. The well was drilled to a depth of 4,900 feet in 7 days for the total cost of approximately $350,000 (the Consolidated Entity’s share is approximately $90,000). The prospect was identified as a 375 acre 4-way structural closure on the South Prairie 3-D seismic survey. Approximately 30 feet of structural closure relief was interpreted. The targeted porosity zone of the Mississippian Mission Canyon Formation was found at a depth of 4,774feet MD, which was 55 feet structurally high to the offsetting Anschutz Helseth #1 well and 36 feet high to the offsetting Apache Corporation’s Ward Estate #1-29 well proving the existence of the 4-way structural closure. However, low resistivity readings, a lack of oil shows, and calculated high water saturations (>80%) indicate the targeted reservoir is non-productive. Hence, the decision was made to plug and abandon the well.

This well was drilled in October 2015 and $0.1 million in costs was expensed to dry hole costs during the period ended 31 December 2015.

Cane Creek Project, Grand & San Juan Counties, Utah

Pennsylvanian Paradox Formation, Paradox Basin

Samson 100% Working Interest

On 5 November 2014, the Consolidated Entity entered into an Other Business Arrangement (“OBA”) with the Utah School and Institutional Trust Lands Administration (“SITLA”) covering approximately 8,080 gross/net acres located in Grand and San Juan Counties, Utah, all of which are administered by SITLA. The Consolidated Entity was granted an option period for two years in order to enter into a Multiple Mineral Development Agreement (“MMDA”) with another company who hold leases to extract potash in an acreage position situated within the project area. In November 2015, the Consolidated Entity paid an extension fee of $40,000 in order to extend the option period to December 2016. Subsequently, the MMDA has been finalized and is awaiting signature by both parties. Upon entering into the MMDA, SITLA is obligated to deliver oil and gas leases covering the project area at cost of $75 per acre to the Consolidated Entity.

SAMSON OIL & GAS LIMITED

Directors’ Report

Auditor’s Independence Declaration

A copy of the auditor’s independence declaration as required under section 307C of the Corporations Act 2001 is set out on page 22.

This report is made in accordance with a resolution of directors, pursuant to section 306(3)(a) of the Corporations Act 2001.

On behalf of the directors

T. M. Barr

Director

Denver, Colorado

15 March 2016

SAMSON OIL & GAS LIMITED

consOLIDATED STATEMENT OF profit or loss and other COMPREHENSIVE INCOME

For the half-year ended 31 December 2015

	NOTE	Half-year ended 31 December
		2015	2014
		$	$
Revenue from continuing operations

Sale of oil and gas	3(a)	4,776,329	5,945,248
Total revenue		4,776,329	5,945,248

Cost of sales	3(b)	(5,623,236)	(5,640,188)

Gross profit		(846,907)	305,060
Other income	3(c)	1,472,361	3,114,000

Finance costs	3(e)	(492,918)	(326,500)
Impairment expense	4	(9,785,495)	(6,905,701)
Abandonment expense		-	(222,905)
Exploration expense		(4,192,719)	(11,465,956)
General and administration expenses	3(d)	(2,036,829)	(2,541,175)
Loss before income tax		(15,882,507)	(18,043,177)
Income tax benefit		-	-
Net loss after income tax for the year attributable to the owners of Samson Oil & Gas Limited		(15,882,507)	(18,043,177)

Other comprehensive losses
Items that may be reclassified to profit and loss
Net foreign currency translation differences		(64,160)	(226,398)

Total comprehensive loss for the period attributable to the owners of Samson Oil & Gas Limited		(15,946,667)	(18,269,575)

Basic loss per share (cents) from continuing operations attributable to the owners of Samson Oil & Gas Limited
Basic loss per share (cents)		(0.56)	(0.64)
Diluted loss per share (cents)		(0.56)	(0.64)

The above Consolidated Statement of Profit or Loss and Other Comprehensive Income should be read in conjunction with the accompanying notes.

SAMSON OIL & GAS LIMITED

consOLIDATED BALANCE SHEET

As at 31 December 2015

	NOTE	31-Dec-15	30-Jun-15
		$	$

Current assets
Cash and cash equivalents		943,289	2,062,720
Trade and other receivables		2,406,483	3,645,152
Derivative instruments	8	723,370	159,216
Tax receivable		22,600	-
Prepayments	5	684,830	372,080
Total current assets		4,780,572	6,239,168

Non-current assets
Other receivables		52,778	117,258
Plant and equipment		145,824	248,521
Derivative Instruments	8	-	101,269
Exploration and evaluation assets	6	202,573	3,880,220
Oil and gas properties	7	16,483,795	28,794,738
Total non-current assets		16,884,970	33,142,006
Total assets		21,665,542	39,381,174

Current liabilities
Trade and other payables		1,227,145	3,358,846
Borrowings	10	18,846,220	-
Total current liabilities		20,073,365	3,358,846

Non-current liabilities
Borrowings	10	-	18,474,188
Provisions		1,671,612	1,682,383
Total non-current liabilities		1,671,612	20,156,571
Total Liabilities		21,744,977	23,515,417

Net assets		(79,435)	15,865,757

Equity
Contributed equity	13	98,297,476	98,296,001
Accumulated losses		(104,585,881)	(88,703,374)
Reserves		6,208,970	6,273,130
Total equity		(79,435)	15,865,757

The above Consolidated Balance Sheet should be read in conjunction with the accompanying notes.

SAMSON OIL & GAS LIMITED

consolidated Cash Flow Statement

For the half-year ended 31 December 2015

	NOTE	Half-year ended 31 December
		2015	2014
		$	$
Cash flows from operating activities
Receipts from customers and debtors		6,543,082	7,010,394
Payments to suppliers and employees		(5,738,780)	(6,349,789)
Proceeds from derivative instruments		109,684	228,837
Interest received		2,188	19,499
Tax paid		-	(107,135)
Net cash provided by operating activities		916,174	801,806

Cash flows from investing activities
Payments for acquisition of office equipment		-	(21,427)
Payments for oil and gas properties and development		(1,558,976)	(11,313,174)
Payments for exploration and evaluation		(314,639)	(1,399,142)
Net cash used in investing activities		(1,873,615)	(12,733,743)

Cash flows from financing activities
Proceeds from exercise of options		1,475	880
Proceeds from borrowings		301,000	9,500,000
Borrowing costs		-	(83,690)
Interest paid		(398,837)	(172,917)
Payments associated with issue of share capital		-	(45,000)
Net cash (used in)/ provided by financing activities		(96,362)	9,199,273

Net decrease in cash and cash equivalents held		(1,053,803)	(2,732,664)
Effects of foreign exchange on cash balances		(65,628)	(232,592)
Cash and cash equivalents at beginning of period		2,062,720	6,846,394
Cash and cash equivalents at end of period		943,289	3,881,138

The above Consolidated Cash Flow Statement should be read in conjunction with the accompanying notes.

SAMSON OIL & GAS LIMITED

consolidated Statement of Changes in Equity

For the half-year ended 31 December 2015

	Contributed Equity	Accumulated Losses	Foreign Currency Translation Reserve	Share Based Payments Reserve	Equity Reserves	Total
	$	$	$	$	$	$
At 1 July 2014	98,340,121	(53,693,124)	2,399,876	5,276,872	(1,097,780)	51,225,965
Loss for the period	-	(18,043,177)	-	-	-	(18,043,177)
Other comprehensive loss	-	-	(226,398)	-	-	(226,398)
Total comprehensive loss for the period	-	(18,043,177)	(226,398)	-	-	(18,269,575)
Issue of share capital	880	-	-	-	-	880
Costs associated with issue of share capital	(45,000)	-	-	-	-	(45,000)
At 31 December 2014	98,296,001	(71,736,301)	2,173,478	5,276,872	(1,097,780)	32,912,270

At 1 July 2015	98,296,001	(88,703,374)	2,094,038	5,276,872	(1,097,780)	15,865,757
Loss for the period	-	(15,882,507)	-	-	-	(15,882,507)
Other comprehensive loss	-	-	(64,160)	-	-	(64,160)
Total comprehensive loss for the period	-	(15,882,507)	(64,160)	-	-	(15,946,667)
Issue of share capital	1,475	-	-	-	-	1,475
At 31 December 2015	98,297,476	(104,585,881)	2,029,878	5,276,872	(1,097,780)	(79,435)

The above Consolidated Statement of Changes in Equity should be read in conjunction with the accompanying notes.

SAMSON OIL & GAS LIMITED

Notes to the Half-Year Financial Statements

31 December 2015

1.	Corporate Information

The condensed consolidated interim financial report of Samson Oil & Gas Limited and its controlled entities together, the “Consolidated Entity” for the half-year ended 31 December 2015 was authorised for issue in accordance with a resolution of the directors on 14 March 2016.

Samson Oil & Gas Limited is a company incorporated in Australia and limited by shares, which are publicly traded on the Australian Stock Exchange (ASX code “SSN”).

On 7 January 2008 the Company commenced trading of its American Depositary Shares (“ADS’s”) on the NYSE Market (previously known as NYSE Amex). Each ADS represents 200 ordinary Samson shares.

2.	BASIS OF PREPARATION OF HALF-YEAR REPORT

The general purpose half-year consolidated financial report has been prepared in accordance with the requirements of the Corporations Act 2001 and Accounting Standard AASB 134 Interim Financial Reporting.

The half-year financial report does not include all notes of the type normally included within the annual financial report. Accordingly, this report is to be read in conjunction with the annual report for the year ended 30 June 2015 and any public announcements by Samson Oil & Gas Limited during the interim reporting period in accordance with the continuous disclosure requirements of the Corporations Act 2001.

The accounting policies adopted are consistent with those of the previous financial reporting year and corresponding interim reporting period.

The financial report is presented in United States Dollars (US$).

New and amended standards adopted by the group

The Consolidated Entity has adopted all of the new, revised or amending Accounting Standards and Interpretations issued by the Australian Accounting Standards Board ('AASB') that are mandatory for the current reporting period.

Any new, revised or amending Accounting Standards or Interpretations that are not yet mandatory have not been early adopted.

Going concern:

The half-year financial report has been prepared on the going concern basis, which contemplates continuity of normal business activities and the realisation of assets and discharge of liabilities in the normal course of business.

As disclosed in the half-year financial report, the Consolidated Entity incurred a loss of $15,882,507 for the half-year ended 31 December 2015. As at that date, the Consolidated Entity had net current liabilities of $15,292,793 and net liabilities of $79,435. These factors indicate significant uncertainty as to whether the Consolidated Entity will continue as a going concern.

The directors believe there are reasonable grounds to believe that the Consolidated Entity will be able to continue as a going concern, after consideration of the following factors:

-	As disclosed at Note 14 the Consolidated Entity has received a commitment letter from Mutual of Omaha Bank to fund the acquisition of producing assets in Montana and North Dakota (Williston Basin Properties), from Oasis Petroleum North America LLC. Management estimates that the acquisition of these assets will effectively double current production levels and add significant upside to the Consolidated Entity;

SAMSON OIL & GAS LIMITED

Notes to the Half-Year Financial Statements

31 December 2015

2.	BASIS OF PREPARATION OF HALF-YEAR REPORT (continued)

Going concern: (continued)

-	The net current asset deficiency at the half-year end resulted from the re-classification from non-current liability to current liability of $18.846 million in debt as a result of the default events disclosed in note 10. Subsequent to the reporting date, the Consolidated Entity has received a commitment letter for $11.5 million under its current facility with the Mutual of Omaha Bank, to help fund the purchase of Williston Basin Properties mentioned above. Further confirmation was provided of the Bank’s forbearing of the right to declare default relative to the covenant breaches in existence for the test period ending 31 December 2015.

-	The Consolidated Entity has the ability to scale back its operations in order to curtail expenditure, in the event capital raisings or acquisitions are delayed, or insufficient cash is available to meet projected expenditure.

Accordingly, the Directors believe that the Consolidated Entity will be able to continue as a going concern and that it is appropriate to adopt the going concern basis in the preparation of the half-year financial report.

Should the Consolidated Entity not achieve the factors set out above, there is significant uncertainty whether the Consolidated Entity will continue as a going concern and therefore whether it will realise its assets and extinguish its liabilities in the normal course of business and at the amounts stated in the half-year financial report.

The half-year financial report does not include any adjustments relating to the amounts or classification of recorded assets or liabilities that might be necessary if the Consolidated Entity does not continue as a going concern.

SAMSON OIL & GAS LIMITED
Notes to the Half-Year Financial Statements
31 December 2015

3.	REVENUE, INCOME AND EXPENSES

	Consolidated Half-year ended 31 December
	2015	2014
Revenue, income and expenses from operations	$	$

(a) Revenue
Oil sales	4,320,823	5,541,245
Gas sales	426,959	404,003
Other	28,547	-
	4,776,329	5,945,248

(b) Cost of sales
Lease operating expenses	2,831,170	2,972,117
Depletion of oil and gas properties	2,792,066	2,668,071
	5,623,236	5,640,188

(c) Other income
Finance revenue	2,202	19,523
Other	17,902	29,012
Gain on movement in derivative instruments	572,569	3,065,465
Recoupment of costs previously expensed as a result of litigation	879,688	-
	1,472,361	3,114,000

(d) General and administration expenses
Employee Entitlements	1,091,963 1,091,963	1,405,370 1,405,370
Depreciation	64,309	69,101
Consultants fees	137,114	127,541
Lease payments	84,775	84,528
Travel and accommodation	61,751	107,121
Insurance	162,153	135,784
Assurance and Advisory	68,820	197,963
Investor Relations	142,841	184,422
Legal fees	153,090	107,391
Filing and listing fees	2,334	5,092
Other	67,679	116,862
	2,036,829	2,541,175

(e) Finance costs
Interest expense	386,396	231,285
Amortisation of borrowing costs	70,972	65,132
Accretion of asset retirement obligation	35,550	30,083
	492,918	326,500

SAMSON OIL & GAS LIMITED
Notes to the Half-Year Financial Statements
31 December 2015

4.	Impairment

	Consolidated Half-year ended 31 December
	2015	2014
	$	$

Impairment expense- oil and gas properties	9,785,495	6,905,701
	9,785,495	6,905,701

During the period, the Consolidated Entity recognised an impairment expense of $9.8 million. $8.9 million in impairment relates to the North Stockyard field, $0.6 million to the Rainbow field, both in North Dakota and $0.2 relates to the State GC well in New Mexico. The remaining $0.1 million relates to other fields in Wyoming. The impairment is primarily as a result of the significant decline in the global oil price. The North Stockyard and Rainbow fields, continue to meet production expectations.

An independent review by the Consolidated Entity’s reserve engineers, Netherland Sewell Associates Inc. was performed to assess the recoverable amount based on the net present value of the Consolidated Entity’s assets on a field by field basis (by cash generating unit). The factors used to determine net present value include, but are not limited to, recent sales prices of comparable properties, the present value of future cash flows, net of estimated operating and development costs using estimates of reserves, future commodity pricing, future production estimates, anticipated capital expenditures and various discount rates commensurate with the risk associated with realizing the projected cash flows. The discount rate used to assess the recoverable amount (based on the fair value less cost of disposal) was 10%. Samson’s current cost of debt is 3.98%, which is calculated as the LIBOR rate plus 3.75%.

Netherland Sewell Associates Inc is an independent reserve engineering view with significant experience in the United States.

5.	prepayments

	Consolidated
	31-Dec-15	30-Jun-15
	$	$

Prepaid drilling expenses	43,266	153,846
Other prepayments	641,564	218,234
	684,830	372,080

Other prepayments in the current year includes the $0.5 million deposit as part of the pending acquisition of oil and gas properties entered into on 31 December 2015.

SAMSON OIL & GAS LIMITED
Notes to the Half-Year Financial Statements
31 December 2015

6.	Exploration and evaluation assets

	Consolidated
	31-Dec-15	30-Jun-15
	$	$

Balance at beginning of period	3,880,220	15,732,416
Costs capitalised during the period	489,981	564,713
Costs written off during the period	(4,167,628)	(12,416,909)
Balance at the end of the period	202,573	3,880,220

The exploration and evaluation costs capitalized in the current year relates to expenditure incurred in relation to the Consolidated Entity’s Cane Creek project, in Grand and San Juan counties, Utah.

During the current period, $4.2 million of previously deferred costs were expensed to the Income Statement. $1.3 million related to the Bluff well in the Hawk Spring project, $2.4 million relates to leasehold costs with respect to the Hawk Springs project, $0.5 million relates to work performed on the Spirit of America 1 and 11 wells in the Hawk Springs project and $0.1 million relates to the Badger well in the South Prairie project. This well was drilled during the period and failed to produce economic quantities of hydrocarbons.

The recoverability of the carrying value of deferred exploration and evaluation expenditure is dependent on the successful exploitation, or alternatively sale, of the respective areas of interest.

7.	oil and gas properties

	Consolidated
	31-Dec-15	30-Jun-15
	$	$
Oil and gas properties	72,824,610	72,550,529
Accumulated depletion and impairment	(56,340,815)	(43,755,791)
	16,483,795	28,794,738

SAMSON OIL & GAS LIMITED
Notes to the Half-Year Financial Statements
31 December 2015

8.	derivatives

The Consolidated Entity enters into derivative contracts, primarily collars, swaps and option contracts, to hedge future crude oil and natural gas production in order to mitigate the risk of market price fluctuations. All derivative instruments are recorded on the balance sheet at fair value. The Consolidated Entity has elected not to apply hedge accounting to any of its derivative transactions and consequently, the Consolidated Entity recognises mark-to-market gains and losses in earnings currently, rather than deferring such amounts in other comprehensive income for those commodity derivatives that qualify as cash flow hedges.

At 31 December 2015, the Consolidated Entity’s commodity derivative contracts consisted of collars and fixed price swaps, which are described below:

Collar Collars contain a fixed floor price (put) and fixed ceiling price (call). If the market price exceeds the call strike price or falls below the put strike price, the Consolidated Entity receives the fixed price and pays the market price. If the market price is between the call and the put strike price, no payments are due from the either party.

Fixed price swap The Consolidated Entity receives a fixed price for the contract and pays a floating market price to the counterparty over a specified period for a contracted volume.

All of the Consolidated Entity’s derivative contracts are with the same counterparty and are shown on a net basis on the Balance Sheet. The Consolidated Entity’s counterparty has entered into an inter-creditor agreement with Mutual of Omaha Bank, the provider of the Consolidated Entity’s credit facility, as such, no additional collateral is required by the counterparty.

Fair value is defined as the price that would be received in the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Consolidated Entity’s utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. The Consolidated Entity classifies fair value balances based on the observability of those inputs. There is an established fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement).

The three levels of the fair value hierarchy are as follows:

Level 1—Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2—Pricing inputs are other than quoted prices in active markets included in level 1, but are either directly or indirectly observable as of the reported date and for substantially the full term of the instrument. Inputs may include quoted prices for similar assets and liabilities. Level 2 includes those financial instruments that are valued using models or other valuation methodologies.

Level 3—Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

SAMSON OIL & GAS LIMITED
Notes to the Half-Year Financial Statements
31 December 2015

8.	derivatives (continued)

Consolidated:	Fair Value at 31 December 2015

	Level 1	Level 2	Level 3	Netting (i)	Total
Current Assets
Derivative instruments	-	2,030,217	-	(1,306,847)	723,370

Current Liability
Derivative instruments	-	1,306,847	-	(1,306,847)	-

Consolidated:	Fair Value at 30 June 2015

	Level 1	Level 2	Level 3	Netting (1)	Total
Current Assets
Derivative instruments	-	379,540	-	(220,324)	159,216

Non-Current Assets
Derivative instruments	-	298,703	-	(197,434)	101,269

Current Liability
Derivative instruments	-	220,324	-	(220,324)	-

Non-Current Liability
Derivative instruments	-	197,434	-	(197,434)	-

(i) Financial assets and liabilities are offset and the net amount reported in the balance sheet where the Consolidated Entity currently has a legally enforceable right to offset the recognised amounts, and there is an intention to settle on a net basis or realise the asset and settle the liability simultaneously. Agreements with derivative counterparties are based on an ISDA Master Agreement. Under the terms of these arrangements, only where certain credit events occur (such as default), the net position owing/ receivable to a single counterparty in the same currency will be taken as owing and all the relevant arrangements terminated.

9.	DIVIDENDS PAID AND PROPOSED

No dividends have been paid or declared by the Consolidated Entity during the half-year or to the date of this report (half-year ended 31 December 2014: Nil).

SAMSON OIL & GAS LIMITED
Notes to the Half-Year Financial Statements
31 December 2015

10.	borrowings

	Consolidated
	31-Dec-15	30-Jun-15
	$	$
Credit facility with Mutual of Omaha	19,000,000	18,699,000
Less: Deferred borrowing costs	(153,780)	(224,812)
	18,846,220	18,474,188

Borrowings have been classified as a current liability for the period ended 31 December 2015 due to the breaches of covenants contained in the facility that were not waived prior to 31 December 2015.

Mutual of Omaha have agreed to extend the current facility by $11.5 million to fund a portion of the proposed acquisition of producing assets in Montana and North Dakota, subject tothe completion of suitable documentation. Closing of this transactions isexpected prior to 31 March 2016.

In January 2014, the Consolidated Entity entered into a credit facility with Mutual of Omaha Bank. The borrowing base at 31 December 2015 is $19 million of which $19 million was drawdown.

The interest rate is LIBOR plus 3.75% or approximately 3.98% for the half-year ended 31 December 2015.

All Consolidated Entity’s assets are pledged as collateral under this facility.

The credit facility includes the following covenants, tested on a quarterly basis:

•	Current ratio greater than 1
•	Debt to EBITDAX (annualized) ratio no greater than 3.5
•	Interest Coverage ratio minimum of between 2.5 and 1.0

The credit facility also includes an annual cap on general and administrative expenditure of $6.0 million per calendar year.

As at 31 December 2015, the Consolidated Entity breached its Debt to EBITDAX covenant, which is set at a ratio of no greater than 3.5. The actual value was 4.21. A waiver was granted by Mutual of Omaha on 9 March 2016.

As at 31 December 2015, the Consolidated Entity breached its Interest Coverage ratio, which has a minimum ratio of 2.5. The actual value was 1.6. A waiver was granted by Mutual of Omaha on 9 March 2016.

The Consolidated Entity was in compliance with all other covenants at 31 December 2015.

While the Consolidated Entity expect to be in compliance with these covenants based on the current debt levels, if the Consolidated Entity is not in compliance with the financial covenants in the credit facility, or the Consolidated Entity does not receive a waiver from the lender, and if the Consolidated Entity fails to cure any such noncompliance during the applicable cure period, the due date of the debt could be accelerated by the lender. In addition, failure to comply with any of the covenants under the credit facility could adversely affect the Consolidated Entity’s ability to fund ongoing operations.

The Consolidated Entity incurred $0.3 million in borrowing costs, which have been deferred and will be amortized over the life of the facility using the effective interest rate method.

SAMSON OIL & GAS LIMITED
Notes to the Half-Year Financial Statements
31 December 2015

11.	CONTINGENCIES and commitments

Contingencies

Halliburton Dispute

Halliburton Energy Services, Inc., a co-participant in the Consolidated Entity’s Hawk Springs project, has filed a complaint in Harris County, Texas District Court against Samson USA seeking unpaid oil revenue attributable to its ownership interest in the Hawk Springs Project, which was approximately $126,000 as of June 5, 2013, and has since increased to approximately $172,000.  Samson USA has answered the complaint and has filed counterclaims against Halliburton arising out of Samson USA’s engagement of Halliburton’s Project Management group in May of 2011 to provide services in connection with its drilling program in Roosevelt County, Montana.  In its counterclaims, Samson USA claims approximately $336,000 from Halliburton on account of Halliburton’s refusal to pay an invoice for demobilization of the drilling rig used in the Roosevelt project. Samson USA has also asked for a judicial accounting with respect to Halliburton’s fees and expenses charged to Samson in connection with the Spirit of America well in Goshen County, Wyoming, and the Australia II, well in Roosevelt County, Wyoming, because of Samson’s discovery of self-dealing and bill padding by Halliburton’s onsite project manager there.

In September 2015, the Consolidated Entity filed an amended counterclaim in which it has alleged that (i) Halliburton selected a rig that was inappropriate for the geology where the Spirit of America 1 well was located, and (ii) the project supervisor assigned by Halliburton to oversee the construction and drilling of the Spirit of America 1 well was unqualified and lacked the credentials and experience to perform the duties required of a project manager. The Consolidated Entity has alleged that Halliburton’s failure in this regard caused Halliburton to be unable to reach the target reservoir and, in the process, caused Samson to incur $4,505,587 in costs that could have been avoided if a proper rig and qualified project supervisor had been selected and used on the project. The parties have attended one mediation session with a court appointed mediator, however this failed to reach an agreement.

This litigation was settled at the mediation session held on 10 March 2016, with Halliburton agreeing to pay the Consolidated Entity $725,000 (recorded as a receivable at 31 December 2015) and relieving the Consolidated Entity of the requirement to release the revenue held in suspense as noted above.

There are no other unrecorded contingent assets or liabilities in place for the Consolidated Entity at balance date (2014: $Nil).

12.	segment information

Operating Segments

Operating segments are reported in a manner that is consistent with the internal reporting provided to the chief operating decision maker. The chief operating decision maker has been identified as the Board of Directors.

The Consolidated Entity operates in one operating segment being oil and gas exploration, development and production in the United States of America.

SAMSON OIL & GAS LIMITED
Notes to the Half-Year Financial Statements
31 December 2015

13.	contributed equity

	Consolidated
	31-Dec-15	30-Jun-15
	$	$
Ordinary fully paid shares	98,297,476	98,296,001

	Half-year ended 31 December
Movements in contributed equity for the year	2015		2014
Consolidated	No. of shares	$	No. of shares	$

Opening balance	2,837,782,022	98,296,001	2,837,756,933	98,340,121
Shares issued upon exercise of options (i)	52,279	1,475	25,089	880
Transaction costs incurred	-	-	-	(45,000)
Shares on issue at balance date	2,837,834,301	98,297,476	2,837,782,022	98,296,001

Shares to be issued upon exercise of options:

Shares to be issued as part of Kestrel acquisition (ii)	65,000	-	65,000	-
Closing Balance	2,837,899,301	98,297,476	2,837,847,022	98,296,001

(i)	During the six months ended 31 December 2015 the Company issued 52,279 ordinary shares upon the exercise of 52,279 options. The exercise price of these options was A$ 3.8 cents per share / US$ 2.8 cents per share (average price based on the exchange rate on the date of exercise) to raise US$1,475.

During the six months ended 31 December 2014 the Company issued 25,089 ordinary shares upon the exercise of 25,089 options. The exercise price of these options was A$ 3.8 cents per share / US$ 3.5 cents per share (average price based on the exchange rate on the date of exercise) to raise US$880.

(ii)	In prior years, shares were issued to Kestrel shareholders as part of the offer to non-US resident shareholders whereby they received five Samson shares for every one Kestrel share held. The Samson share price on the acceptance date of the offer was deemed to be the fair value of the share. As at balance date acceptances had been received for 65,000 (2012:65,000) shares which have not yet been issued. These shares will be issued upon the presentation of Kestrel Share Certificates by the owner of the shares.

Share issue costs of $Nil were incurred (half-year ended 31 December 2014:$45,000).

At the end of the half-year there were 320,615,486 (June 2015: 324,667,765) unissued ordinary shares in respect of which options were outstanding. Option holders do not have any right by virtue of the option to participate in any share issue of the Company or any related body corporate. During the six months ended 31 December 2015, 4,000,000 options expired unexercised.

SAMSON OIL & GAS LIMITED
Notes to the Half-Year Financial Statements
31 December 2015

14.	events after the balance sheet date

Subsequent to Balance Date, the Consolidated Entity has reached financing terms with respect to its proposed acquisition of producing assets in Montana and North Dakota as previously announced in early January 2016. Parties are proceeding with the documentation of the terms and the transaction is expected to close on prior to 31 March 2016.

On 10 March 2016, the Consolidated Entity settled its lawsuit with Halliburton with Halliburton agreeing to pay the Consolidated Entity $725,000 in cash and relieving the Consolidated Entity of the duty to release previously held revenue in suspense of approximately $170,000.

This event is considered to be an adjusting event, therefore the amount of $725,000 has been recorded as a receivable at balance date and is expected to be received on 11 April 2016. $879,687 has been recorded as other income with respect to this transaction.

Since the end of the half-year, the directors are not aware of any other matters or circumstances not otherwise dealt with in the report or financial statements that have, or may significantly affect the operations, the results of the operations, or the state of affairs of the Consolidated Entity in the subsequent financial year.

SAMSON OIL & GAS LIMITED
DIRECTORS’ DECLARATION
31 December 2015

In the directors’ opinion:

•	The attached financial statements and notes thereto comply with the Corporations Act 2001, Accounting Standard AASB 134 ‘Interim Financial Reporting’, the Corporations Regulations 2001 mandatory professional reporting requirements;

•	The attached financial statements and notes thereto give a true and fair view of the Consolidated Entity’s financial position as at 31 December 2015 and of its performance for the financial half-year ended on that date; and

•	There are reasonable grounds to believe that the Consolidated Entity will be able to pay its debts as and when they become due and payable.

Signed in accordance with a resolution of the directors made pursuant to section 303(5)(a) of the Corporations Act 2001.

T. M. Barr

Director

Denver, Colorado

15 March 2016

AUDITOR’S INDEPENDENCE DECLARATION

As lead auditor for the review of the financial report of Samson Oil & Gas Limited for the half-year ended 31 December 2015, I declare that, to the best of my knowledge and belief, there have been no contraventions of:

(i) the auditor independence requirements of the Corporations Act 2001 in relation to the review; and

(ii) any applicable code of professional conduct in relation to the review.

/s/ RSM

RSM AUSTRALIA PARTNERS

/s/ J A Komninos

Perth, WA	J A KOMNINOS
Dated: 15 March 2016	Partner

INDEPENDENT AUDITOR’S REVIEW REPORT

TO THE MEMBERS OF

SAMSON OIL & GAS LIMITED

We have reviewed the accompanying half-year financial report of Samson Oil & Gas Limited, which comprises the balance sheet as at 31 December 2015, and the statement of profit or loss and other comprehensive income, statement of changes in equity and cash flow statement for the half-year ended on that date, notes comprising a summary of significant accounting policies and other explanatory information, and the directors’ declaration of the consolidated entity comprising the company and the entities it controlled at the half-year end or from time to time during the half-year.

Directors’ Responsibility for the Half-Year Financial Report

The directors of the company are responsible for the preparation of the half-year financial report that gives a true and fair view in accordance with Australian Accounting Standards and the Corporations Act 2001 and for such internal control as the directors determine is necessary to enable the preparation of the half-year financial report that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express a conclusion on the half-year financial report based on our review. We conducted our review in accordance with Auditing Standard on Review Engagements ASRE 2410 Review of a Financial Report Performed by the Independent Auditor of the Entity, in order to state whether, on the basis of the procedures described, we have become aware of any matter that makes us believe that the half-year financial report is not in accordance with the Corporations Act 2001 including: giving a true and fair view of the consolidated entity’s financial position as at 31 December 2015 and its performance for the half-year ended on that date; and complying with Accounting Standard AASB 134 Interim Financial Reporting and the Corporations Regulations 2001. As the auditor of Samson Oil & Gas Limited, ASRE 2410 requires that we comply with the ethical requirements relevant to the audit of the annual financial report.

A review of a half-year financial report consists of making enquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with Australian Auditing Standards and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.

Independence

In conducting our review, we have complied with the independence requirements of the Corporations Act 2001. We confirm that the independence declaration required by the Corporations act 2001, which has been given to the directors of Samson Oil & Gas Limited, would be in the same terms if given to the directors as at the time of this auditor’s report.

Conclusion

Based on our review, which is not an audit, we have not become aware of any matter that makes us believe that the half-year financial report of Samson Oil & Gas Limited is not in accordance with the Corporations Act 2001 including:

(a)	giving a true and fair view of the consolidated entity’s financial position as at 31 December 2015 and of its performance for the half-year ended on that date; and

(b)	complying with Accounting Standard AASB 134 Interim Financial Reporting and Corporations Regulations 2001.

Emphasis of matter

Without qualifying our conclusion, we draw attention to Note 2 to the financial statements, which indicates that the consolidated entity incurred a net loss of $15,882,507 for the half-year ended 31 December 2015. As at that date, the consolidated entity had net current liabilities of $15,292,793 and net liabilities of $79,435. These conditions, along with other matters as set forth in Note 1, indicate the existence of a material uncertainty which may cast significant doubt about the consolidated entity’s ability to continue as a going concern and therefore, the consolidated entity may be unable to realise its assets and discharge its liabilities in the normal course of business.

/s/ RSM

RSM AUSTRALIA PARTNERS

/s/ J A Komninos

Perth, WA	J A KOMNINOS
Dated: 15 March 2016	Partner